Exhibit 99.2

Press Release

Aspen Insurance Holdings Limited Announces
Completion of Ordinary Shares Offering and Perpetual PIERS Offering

Hamilton, BERMUDA, December 12, 2005 — Aspen Insurance Holdings Limited ("Aspen") (NYSE:AHL; BSX:AHL BH) announced today that it has completed the sale of 8,333,333 of its ordinary shares in an underwritten public offering at a price to the public of $24.00 per share, raising aggregate net proceeds of approximately $195 million and of 4,000,000 of its 5.625% Perpetual Preferred Income Equity Replacement Securities ("Perpetual Piers") with a liquidation preference of $50 per security, raising aggregate net proceeds of approximately $194 million. Aspen expects to use the total net proceeds of approximately $389 million from the sale of its ordinary shares and Perpetual PIERS to make contributions to the capital and surplus of its operating subsidiaries and for general corporate purposes.

In addition, Wellington Underwriting plc completed its sale of 6,000,000 ordinary shares of Aspen.

Lehman Brothers acted as the sole book-running manager and as joint lead manager with Deutsche Bank Securities for the ordinary shares offering and Lehman Brothers acted as the sole book-running manager for the Perpetual PIERS offering.

The ordinary shares and Perpetual PIERS were sold pursuant to Aspen's effective shelf registration statement previously filed with the Securities and Exchange Commission (the "SEC"). A prospectus supplement relating to the ordinary shares offering and a prospectus supplement relating to the Perpetual PIERS offering were filed with the SEC. A written prospectus for each offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained by contacting Lehman Brothers, c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, email: monica_castillo@adp.com, fax: 631-254-7268.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offering of ordinary shares or Perpetual PIERS will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and marine and aviation insurance and reinsurance worldwide through Aspen Insurance UK Limited. Aspen's operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit Aspen's website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the

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Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," "estimate," "may," "continue," and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not limited to: the impact of acts of terrorism and related legislations and acts of war; the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma and the New Orleans Flood; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma and the New Orleans Flood; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of the Company's loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the loss of key personnel; a decline in the operating subsidiaries' ratings with Standard & Poor's, A.M. Best or Moody's; changes in general economic conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; decrease in demand for the Company's insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulation or tax laws in the jurisdictions where the Company conducts business; the total industry losses resulting from Hurricanes Katrina, Rita and Wilma and the New Orleans Flood; the actual number of the Company's insureds incurring losses from these storms; the limited actual loss reports received from the Company's insureds to date; the preliminary nature of possible loss information received by brokers to date on behalf of cedants; the Company's reliance on industry loss estimates and those generated by modeling techniques; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; the impact of these storms on the Company's reinsurers; the amount and timing of reinsurance recoverables and reimbursements actually received by the Company from its reinsurers; the overall level of competition, and the related demand and supply dynamics as contracts come up for renewal. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission on March 14, 2005 and Aspen's Current Report on Form 8-K dated October 4, 2005. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

- Ends -

Investor Contact:

Aspen Insurance Holdings Limited                                 T (441) 297-9382

Noah Fields, Head of Investor Relations

European Press Contact:

The Maitland Consultancy                                             T 44 20 7379 5151

Brian Hudspith

North American Press Contact:

Abernathy MacGregor                                                     T (212) 371-5999

Carina Davidson
Eliza Johnson

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